As filed with the Securities and Exchange Commission on July 3, 2013

Registration No. 333-188855

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM F-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PROSENSA HOLDING N.V.

(Exact Name of Registrant as Specified in Its Charter)

The Netherlands	2834	NOT APPLICABLE
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

J.H. Oortweg 21

2333 CH Leiden, the Netherlands

+31 (0)71 33 22 100

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

National Corporate Research, Ltd.

10 East 40th Street

New York, New York 10016

(212) 947-7200

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:

Richard D. Truesdell, Jr. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017	Richard B. Aftanas Andrea L. Nicolas Skadden, Arps, Slate, Meagher & Flom LLP 4 Times Square New York, New York 10036

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ 333-188855

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the Registration Statement on Form F-1 (File No. 333-188855) is filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely to replace Exhibits 3.1, 5.1 and 23.1 to such Registration Statement. This Registration Statement shall become effective upon filing with the Commission in accordance with Rule 462(d) under the Securities Act.

PART II – Information not required in the prospectus

Item 8.	Exhibits

(a)	The following documents are filed as part of this registration statement:

1.1***	Form of Underwriting Agreement.

3.1	Articles of Association of Prosensa Holding N.V.

3.2*	Articles of Association of Prosensa Holding B.V.

4.1***	Form of Registration Rights Agreement

5.1	Opinion of De Brauw Blackstone Westbroek N.V. counsel of Prosensa Holding N.V., as to the validity of the ordinary shares.

8.1***	Opinion of De Brauw Blackstone Westbroek N.V. counsel of Prosensa Holding B.V., as to Dutch tax matters.

8.2*	Opinion of Davis Polk & Wardwell LLP counsel of Prosensa Holding B.V., as to U.S. tax matters.

10.1**	Second Amended and Restated Shareholders’ Agreement dated January 16, 2012 between Prosensa Holding B.V. and certain of its shareholders.

10.2**	Classes B2 Shares and B3 Shares Subscription Agreement dated January 16, 2012 between Prosensa Holding B.V. and certain of its shareholders.

10.3**†	Amended Research and Licensing Agreement, dated March 1, 2008 between Prosensa Holding B.V. and Leiden University Medical Center.

10.4**†	Research and Development Collaboration and License Agreement, dated October 6, 2009 between Prosensa Holding B.V. and Glaxo Group Limited.

10.5*†	Amendment Agreement #1, dated July 1, 2011 between Prosensa Holding B.V. and Glaxo Group Limited.

10.6*†	Research and Development Collaboration Agreement, dated January 1, 2010 between Prosensa Holding B.V. and L’Association Française Contre les Myopathies.

10.7**	Form of Supervisory Director and Managing Director Indemnification Agreement.

10.8**	English language summary of Lease Agreement between Prosensa Therapeutics B.V. and Stichting Biopartner Academisch Bedrijven Centrum Leiden.

21.1*	List of subsidiaries.

23.1	Consent of PricewaterhouseCoopers Accountants N.V.

23.2	Consent of De Brauw Blackstone Westbroek N.V. counsel of Prosensa Holding N.V. (included in Exhibit 5.1).

23.3*	Consent of Davis Polk & Wardwell LLP counsel of Prosensa Holding B.V. (included in Exhibit 8.2).

23.4***	Consent of De Brauw Blackstone Westbroek, N.V., counsel of Prosensa Holding B.V. (included in Exhibit 8.1).

24.1*	Powers of attorney (included on signature page to the registration statement).

24.2***	Power of Attorney of Patrick Van Beneden.

*	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on May 24, 2013.
**	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on June 10, 2013.
***	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on June 18, 2013.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.

(b)	Financial Statement Schedules

None.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the Registrant duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Leiden, the Netherlands on July 3, 2013.

Prosensa Holding N.V.

By:	/s/ Hans G.C.P. Schikan
Name: Hans G.C.P. Schikan
Title: Chief Executive Officer

By:	/s/ Berndt A.E. Modig
Name: Berndt A.E. Modig
Title: Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons on July 3, 2013 in the capacities indicated:

Name	Title

/s/ Hans G.C.P. Schikan	Chief Executive Officer and Management Board Director (principal executive officer)
Hans G.C.P. Schikan

/s/ Berndt A.E. Modig	Chief Financial Officer and Management Board Director (principal financial officer and principal accounting officer)
Berndt A.E. Modig

*	Chief Business Officer, Senior Vice-President of Business Development and Management Board Director (principal operating officer)
Luc M.A. Dochez

*	Chief Medical Officer, Senior Vice President R&D and Management Board Director
Giles V. Campion

*	Member of the Supervisory Board (Chairman)
Daan Ellens

*	Member of the Supervisory Board
Rémi Droller

*	Member of the Supervisory Board
Peter Goodfellow

*	Member of the Supervisory Board
Martijn Kleijwegt

*	Member of the Supervisory Board
David Mott

*	Member of the Supervisory Board
Patrick Van Beneden

*	Authorized Representative in the United States
Colleen A. DeVries SVP of National Corporate Research, Ltd.

*By:	/s/ Berndt A.E. Modig
Name:	Berndt A.E. Modig
Title:	Attorney-in-fact

Exhibit index

The following documents are filed as part of this registration statement:

1.1***	Form of Underwriting Agreement.

3.1	Articles of Association of Prosensa Holding N.V.

3.2*	Articles of Association of Prosensa Holding B.V.

4.1***	Form of Registration Rights Agreement

5.1	Opinion of De Brauw Blackstone Westbroek N.V. counsel of Prosensa Holding N.V., as to the validity of the ordinary shares.

8.1***	Opinion of De Brauw Blackstone Westbroek N.V. counsel of Prosensa Holding B.V., as to Dutch tax matters.

8.2*	Opinion of Davis Polk & Wardwell LLP counsel of Prosensa Holding B.V., as to U.S. tax matters.

10.1**	Second Amended and Restated Shareholders’ Agreement dated January 16, 2012 between Prosensa Holding B.V. and certain of its shareholders.

10.2**	Classes B2 Shares and B3 Shares Subscription Agreement dated January 16, 2012 between Prosensa Holding B.V. and certain of its shareholders.

10.3**†	Amended Research and Licensing Agreement, dated March 1, 2008 between Prosensa Holding B.V. and Leiden University Medical Center.

10.4**†	Research and Development Collaboration and License Agreement, dated October 6, 2009 between Prosensa Holding B.V. and Glaxo Group Limited.

10.5*†	Amendment Agreement #1, dated July 1, 2011 between Prosensa Holding B.V. and Glaxo Group Limited.

10.6*†	Research and Development Collaboration Agreement, dated January 1, 2010 between Prosensa Holding B.V. and L’Association Française Contre les Myopathies.

10.7**	Form of Supervisory Director and Managing Director Indemnification Agreement.

10.8**	English language summary of Lease Agreement between Prosensa Therapeutics B.V. and Stichting Biopartner Academisch Bedrijven Centrum Leiden.

21.1*	List of subsidiaries.

23.1	Consent of PricewaterhouseCoopers Accountants N.V.

23.2	Consent of De Brauw Blackstone Westbroek N.V. counsel of Prosensa Holding N.V. (included in Exhibit 5.1).

23.3*	Consent of Davis Polk & Wardwell LLP counsel of Prosensa Holding B.V. (included in Exhibit 8.2).

23.4***	Consent of De Brauw Blackstone Westbroek, N.V., counsel of Prosensa Holding B.V. (included in Exhibit 8.1).

24.1*	Powers of attorney (included on signature page to the registration statement).

24.2***	Power of Attorney of Patrick Van Beneden.

*	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on May 24, 2013.
**	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on June 10, 2013.
***	Filed as part of this registration statement on Form F-1 (Registration no. 333-188855) on June 18, 2013.
†	Confidential treatment requested as to portions of the exhibit. Confidential materials omitted and filed separately with the Securities and Exchange Commission.